EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Moody’s Corporation

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-145127, No. 333-126564, No. 333-103496, No. 333-47848, No. 333-81121, No. 333-68555, No. 333-64653, No. 333-60737, No. 333-57915, No. 333-57267) of Moody’s Corporation of our report dated February 26, 2010, with respect to the consolidated balance sheets of Moody’s Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and stockholders’ deficit, for each of the years in the two-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Moody’s Corporation.

/s/ KPMG LLP

KPMG LLP

New York, New York

February 26, 2010

MOODY’S 2009 10-K	109